Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Green Plains Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-215281) on Form S-3, and registration statements (Nos. 333-143147, 333-154280, 333-159049, 333-174219 and 333-193827) on Form S-8 of Green Plains Inc. and subsidiaries (the company) of our reports dated February 22, 2017, with respect to the consolidated balance sheets of the company as of December 31, 2016 and 2015, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 10‑K of Green Plains Inc.

Our report dated February 22, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016 contains an explanatory paragraph that states that the company completed the acquisition of three ethanol plants from Abengoa S.A. on September 23, 2016 and the acquisition of SCI, the holding company of Fleischmann’s Vinegar Company Inc., on October 3, 2016 (collectively, the acquired businesses), and management excluded from its assessment of the effectiveness of the company’s internal control over financial reporting as of December 31, 2016, the internal control over financial reporting associated with the acquired assets which represent approximately 22% of the company’s consolidated total assets and approximately 4% of the company’s consolidated total revenues as of and for the year ended December 31, 2016.  Our audit of internal control over financial reporting of the company also excluded an evaluation of the internal control over financial reporting of the acquired businesses.

/s/ KPMG LLP

Omaha, Nebraska
February 22, 2017